Exhibit 10.89

Summary of Non-Employee Director Compensation, effective May 22, 2006

Cash Compensation
Annual Retainer for the Lead Director	$25,000
Annual Retainer for Directors	$18,000
Fee per Board Meeting*	$750
Fee per Committee Meeting*
Audit Committee
Chairperson	$2,000
Member	$750
Compensation Committee
Chairperson	$1,000
Member	$750
Nominating and Corporate Governance Committee
Chairperson	$1,000
Member	$750

*	Board and Committee Meeting Fees are capped at a maximum of $2,750 per day for each Director who serves on multiple committees.

Payment of Cash Compensation

The Annual Retainer will be paid in two installments in May and November. Board and Committee Meeting Fees will be paid in arrears for the prior quarter’s meetings.

Equity Compensation

The Lead Director will be granted restricted stock awards with a grant date value of $55,000. All other Directors will be granted restricted stock awards with a grant date value of $50,000. The restricted stock awards will vest upon completion of service on the Board from the 2006 annual shareholders meeting until the 2007 annual shareholders meeting.